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                                                                  Exhibit 10.127


March 9, 1999



Mr. Charles F. Goff, Jr.
Chief Executive Officer
CHI Energy, Inc.
680 Washington Boulevard
Suite 500
Stamford, CT  06901

Re:   Position of Interim Chief Executive Officer and
      Chairman of the Board of Directors
      -----------------------------------------------

Dear Charlie:

This letter confirms the terms pursuant to which you have agreed to serve as the Chairman of the Board of Directors and interim Chief Executive Officer of CHI Energy, Inc. (the "COMPANY").

Service

You agree to perform such services, duties and responsibilities consistent with your position and as may be reasonably delegated to you by the Board of Directors of the Company (the "BOARD"). You further agree to devote your full working time and efforts, to the best of your ability and experience, to the performance of your services, duties and responsibilities. You agree to be available to perform such services for a period of three months, commencing on March 10, 1999, and thereafter, on an at-will basis, as you and the Company may agree.

Board Membership

You will remain a member of the Board. However, the Company will suspend any director's fees that otherwise would be paid to you so long as you are the interim Chief Executive Officer.

Compensation

The Company will pay a cash lump sum equal to $86,169.21 on or about March 15, 1999.

During your service as the interim Chief Executive Officer, the Company will pay you a monthly base salary of $15,000.

Mr. Charles F. Goff, Jr.
March 9, 1999
Page 2


Stock Options

Promptly upon your commencement of service as the interim Chief Executive Officer, the Company will grant you non-qualified stock options under the company's 1997 Stock Option Plan to purchase 60,000 shares of the Company's Class A Common Stock at an exercise price of $10 per share. The options will immediately vest upon your commencement as interim Chief Executive Officer.

Expense Reimbursement; Lodging and Automobile

The Company will pay or reimburse you for all reasonable and necessary expenses incurred in carrying out your duties and responsibilities as the interim Chief Executive Officer in accordance with the Company's business expense Policy in effect from time to time, which shall include round-trip, first-class travel expenses to the Company's principal office in Stamford, Connecticut, from Florida incurred by you or your spouse, provided that such round-trip travel does not exceed five times per month in the aggregate.

Since the Company will require you to perform your duties and responsibilities at the Company's principal office and your service with the Company as the interim Chief Executive Officer will be on a temporary basis , the Company will make available for your use appropriate lodging, as well as an automobile, in Stamford, Connecticut.

Employee Benefit Plans and Programs

You hereby decline participation and coverage under the Company's employee benefit plans and programs.

This letter sets forth the terms of your service with the Company and supersedes any prior understandings, representations or agreements, whether oral or written. If the terms set forth herein are acceptable to you, please countersign and date below, and return a copy of this letter to me at your earliest convenience.


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Mr. Charles F. Goff, Jr.
March 9, 1999
Page 3


As you know, I'm looking forward to working with you.


Sincerely,

Edward M. Stern


AGREED AND ACCEPTED:


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Charles F. Goff, Jr.


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Date

cc:   Mitch Petrick
      James Duplessie
      Neil Manna
      Michelle Mejia


99026-Charlie Goff